NEWS RELEASE


COMPANY CONTACT:
Barry Regenstein, President
Command Security Corporation
845-454-3703


                          COMMAND SECURITY CORPORATION
                                    ANNOUNCES
                         KEY MANAGEMENT TEAM PROMOTIONS


Lagrangeville, New York***January 5, 2006***Command Security Corporation (OTCBB:
CMMD.OB) today announced several key management promotions. Barry I. Regenstein has been promoted to President and will retain the title of Chief Financial Officer and Martin C. Blake has been promoted to Chief Operating Officer.

Commenting on the promotions, Bruce R. Galloway, Command's Chairman of the Board of Directors stated, "We are delighted to be announcing these promotions. Both of these individuals are important executives of Command and key to positioning our company for future growth and success. We look forward to working with each of them in their expanded roles within the company."

Mr. Regenstein joined Command in August 2004 as Executive Vice President and Chief Operating Officer and has played an integral part in increasing the Company's financial strength and accelerating the long-term profitable growth of the Company.

Mr. Blake has served as Vice President of the Company's Aviation Safeguards division, since March 1992 and has successfully led the division and overseen its expansion from one regional to ten national airport locations. With this promotion, Mr. Blake will now assume overall responsibility for both the aviation and guard services operations of Command.

Command Security Corporation provides aviation and security guard services through company-owned offices in California, Connecticut, Delaware, Florida, Illinois, Maine, Maryland, Massachusetts, New Jersey, New York, Oregon and Pennsylvania.

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize its new technologies as well as risk factors set forth under "Factors Affecting Future Operating Results" in the company's annual report on Form 10-KSB for the year ended March 31, 2005, and such other risks detailed from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For more information concerning the Company, please refer to its website at www.commandsecurity.com and to the Edgar website www.sec.gov/edgar.shtml.